                                                                      EXHIBIT 21

                                SUBSIDIARIES OF
                              APPLE COMPUTER, INC*

                                                    JURISDICTION
                                                         OF
NAME                                                INCORPORATION
-------------------------------------------------  ---------------

Apple Computer B.V.                                Netherlands

Apple Computer, Inc. Limited                       Ireland

Apple Computer Limited                             Ireland

Apple Japan, Inc.                                  Japan

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*   Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Apple Computer, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.